Exhibit 10.1

233 S. Wacker Drive

Suite 4900

Chicago, Illinois 60610

telephone +1 (312) 496-1200

facsimile +1(312) 496-1297

www.heidrick.com

December 3, 2018

Sarah Payne

Address on File with the Company

Dear Sarah:

On behalf of Heidrick & Struggles, Inc. (“HSII” or the “Company”), I am pleased to confirm the terms of your employment arrangement in this letter agreement (the “Agreement”). All amounts in this Agreement are denominated in U.S. dollars. This offer of employment is subject to the satisfactory completion of references and a background check.

1.	Effective Date: The new terms of your employment are effective as of January 1, 2019 (the “Effective Date”).

2.

Title: You will serve as Chief Human Resources Officer. You agree that you will devote your full time, energy, and skill to the business of the Company and to the promotion of the Company’s best interest, and shall not work or perform services for any other employer as an employee, consultant or otherwise during the term of your employment.

3.	Location: You will continue to be based in the Company’s New York office.

4.	Base Salary: You will receive a monthly salary of $22,916.67 (which is equivalent to $275,000 annually) payable at the end of each month.

5.

Management Incentive Plan (MIP) Participation. You will be eligible to participate in the MIP (the Company’s annual bonus program operated pursuant to the Company’s shareholder approved Incentive Plan) at the Tier 1 level. You will be eligible for a target annual incentive award under the MIP equal to $200,000 (the “Target Bonus Amount”), subject to your continued employment with the Company and pursuant to the terms of the MIP and the Company’s Incentive Plan, as amended from time to time. Performance goals under the MIP will be established annually by the Human Resources and Compensation Committee of the Board (the “HRCC”). The bonus is discretionary and is not earned until approved by HRCC. Bonuses are only payable if you are employed by the Company on the date such bonus is paid, except at the sole discretion of management.

6.

Incentive Compensation and Other Plans: You will be eligible to participate in other management compensation plans, including the Company’s 2012 GlobalShare Program (the “GlobalShare Program”). In addition, you will be eligible to participate in the Change in Control Severance Plan and the Management Severance Pay Plan, as such plans may be amended from time to time (the “CIC Severance Plan” and the “Base Severance Plan”, respectively, and together the “Severance Plans”).

7.

Annual Long-Term Incentive Awards: You will receive consideration for annual long-term incentive grants as part of your performance and compensation review under the Company’s long-term incentive plan for senior executives of the Company. Annual long-term incentive awards are subject to the approval of the HRCC. Based on the Company’s current program design, your first annual grant for your role will have a grant date target value equal to $200,000 and are made up of 50% of restricted stock units (time vesting only) and 50% of performance stock units. Performance conditions for the performance stock units under the annual long-term incentive program will be established annually by the HRCC.

8.

Benefits: You will be eligible to participate in the Company’s benefits program to the same extent as other executives at your level. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, flexible spending accounts, the Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan, and the Deferred Compensation Plan. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. Your eligibility for all such programs and plans is determined under the terms of those programs/plans. Any discrepancy between this summary and the company’s plan documents will be resolved in favor of the plan documents. Our benefits program, compensation programs and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

9.	Business Expenses: The Company will reimburse you for your business expenses in accordance with its policies.

10.

Compliance with Policies: Subject to the terms of this Agreement, you agree that you will comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company, generally and specifically and as modified and amended from time to time following notice to you.

11.	Termination of Employment:

a.

Employment at Will: You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without Cause or reason) upon written notice to the other party. A period of notice shall only be required if it is expressly provided in writing under written Company employment policies in effect at the time of such termination, and the Company reserves the right to pay you severance in the form of salary continuation payments in lieu of any such required notice.

b.

No Notice Period in Case of Termination for Cause: Notwithstanding any period of notice under written Company employment policies in effect at the time of termination, the Company shall have the right to terminate your employment for Cause immediately upon written notice.

c.

Compensation Upon Termination: Upon the termination of your employment, you will be paid your Base Salary up through your last day of work (the “Termination Date”), any amounts due under the Company’s benefit plans and programs in accordance with their respective terms (including but not limited to the GlobalShare Program, the Change in Control Severance Plan, and the Management Severance Pay Plan, as applicable), reimbursement of all business expenses in accordance with the Company’s policies, and any other amounts required by law.

d.

Definition of Cause: For purposes of this Agreement, “Cause” shall mean any of the following: (i) your engagement, during the performance of your duties hereunder, in acts or omissions constituting dishonesty, gross negligence, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (ii) your indictment of, or plea of nolo contendere to, a crime constituting a (x) a felony under the laws of the United States or any state thereof or (y) misdemeanor involving moral turpitude; (iii) your material violation or breach of any provision of this Agreement and failure to cure within thirty (30) days of receipt of notice of the violation/breach (where such cure is possible); (iv) your unauthorized use or disclosure of confidential information pertaining to the Company’s business in violation of this Agreement or Company policy; (v) any knowing or negligent act or omission by you or at your direction which results in the restatement of the financial statements of HSII or a subsidiary of HSII; (vi) your engagement in conduct causing demonstrable injury to the Company or its reputation; (vii) your unreasonable failure or refusal to perform your duties as the Company reasonably requires, to meet goals reasonably established by the Company or its affiliates, or to abide by the Company’s policies for the operation of its business, and the continuation thereof after the receipt by you of written notice from the Company and failure to cure within thirty (30) days of receipt of the notice (where such cure is possible); (viii) your habitual or gross use of alcohol or controlled substances which interferes with the performance of your duties and obligations on behalf of the Company; or (ix) your death or Disability, as hereinafter defined. For purposes of this Agreement, “Disability” shall mean that you have been unable, for six (6) consecutive months, to perform your duties under this Agreement even with accommodation, because of physical or mental illness or injury. The determination of whether you have been terminated for “Cause” will be made at the sole discretion of the HRCC.

e.

Return of Materials: Upon the termination of your employment, you agree to return to the Company, all Company property, including all materials furnished to you during your employment (including but not limited to keys, computers, automobiles, electronic communication devices, files and identification cards) and all materials created by you during your employment. In addition, you agree that upon the termination of your employment you will provide the Company with all passwords and similar information for Company-provided systems and programs that will be necessary for the Company to access materials on which you worked or to continue in its business.

12.

Confidentiality: In the course of your employment with the Company, you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by another employee of his or her confidentiality obligations). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

13.

Non-Solicitation/Non-Competition. Without the prior written consent of the Company, during the term of your employment with the Company and for a period of twelve (12) months after the termination of your employment with the Company, either unilaterally by you or by the Company, you shall not (i) become engaged in or otherwise become interested in a role that provides or intends to provide similar services in the geographical area which you are serving currently; (ii) directly or indirectly solicit, or assist any other person in soliciting, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates; or (iii) hire or assist another in hiring any employee of the Company or its affiliates who potentially possesses the Company’s or its Affiliate’s Confidential Information for a position where the employee’s knowledge of such information might be relevant. The provisions of this Section 13 shall be in addition to any restrictive covenants that are set forth in or otherwise required by Company benefit plans. In the case of a discrepancy between this Section and any such restrictive covenant, the more restrictive language will apply.

14.

Each of the restrictions contained in Section 13 constitutes an entirely separate and independent restriction on you and shall be read and construed independently of the other undertakings and agreements herein contained. You and the Company agree that the restrictions contained in Section 13 are reasonable in scope and duration and are necessary to protect the Company’s confidential information and other business interests. If any provision of Section 13 as applied to any party or to any circumstance is adjudged by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration or geographic area covered thereby, the parties agree that the court or arbitrator making such determination will have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete or revise specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

15.

The parties agree and acknowledge that the breach of Section 13 will cause irreparable damage to the Company, and upon actual or threatened breach of any provision of either Section the Company will be entitled to seek from a court of competent jurisdiction immediate injunctive relief, specific performance or other equitable relief without the necessity of posting a bond or other security and that this will in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

16.	Other Legal Matters:

a.

No Other Agreements/Obligations: You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

b.	Negotiation of Agreement: You acknowledge that you negotiated the terms of this Agreement with the Company and that you enter into this Agreement voluntarily.

c.

Applicable Legal Standards: You will be an employee of the Company’s United States operations and agree that the laws of the United States of America and the State of New York shall govern your employment with the Company.

d.

Notice: All notices and other communications under this Agreement shall be in writing to you at the above-referenced address or to the Company at its Chicago Headquarters, directed to the attention of the General Counsel.

e.

Full and Complete Agreement: This letter Agreement contains our entire understanding with respect to your employment and can be amended only in writing and signed by the Chief Executive Officer or General Counsel. This Agreement supersedes all prior agreements, whether written or oral, between you and the Company that are not specifically incorporated by reference herein. You and the Company specifically acknowledge that no promises or commitments have been made that are not set forth in this letter.

f.

Severability: If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

g.

Survival of Provisions: The provisions of Sections 11 (b) and (c) and 12 through 15 of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

h.

Protected Rights. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit your ability to communicate with any governmental agency or entity or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency or entity, including providing non-privileged documents or other information, without notice to the Company.

Sarah, thank you for the many contributions you have already made to Heidrick & Struggles. I look forward to your continued success and to working with you in your new role as the firm’s CHRO.

Sincerely,

/s/ Krishnan Rajagopalan

Krishnan Rajagopalan

President and Chief Executive Officer

I hereby accept the terms and conditions of employment outlined in this Agreement.

/s/ Sarah Payne	12/5/18
Sarah Payne	Date

Copy:

Richard Greene, Chief Human Resources Officer

Kamau Coar, General Counsel